Exhibit 99.1

News	Investor Contact: Dennis C. Fabro Senior Vice President, Investor Relations (312) 798-6290	Media Contact: Rick Matthews Senior Vice President, Public Relations & Corporate Communications (312) 798-6128

Trizec Reports Second Quarter 2004 Results

- Continues Progress on Focused Office Portfolio Strategy -

- Office Portfolio Occupancy Increases 1.2 Percentage Points -

     CHICAGO, August 5, 2004 — Trizec Properties, Inc. (NYSE: TRZ), today reported financial and operating results for the second quarter ended June 30, 2004.

     The Company reported a loss in funds from operations available to common stockholders (“FFO”) of $80.1 million, or $0.53 per diluted share, for the second quarter of 2004. As previously announced, second quarter 2004 FFO reflects a provision for loss on real estate and investment of $145.9 million or $0.96 per diluted share. It also includes a loss of $6.3 million, or $0.04 per diluted share, associated with early debt retirement. FFO for the second quarter of 2003 was $60.8 million, or $0.40 per diluted share, which included a provision for loss on real estate of $14.6 million, or $0.10 per diluted share. The 2003 FFO results included in this release reflect a revision from the Company’s historical calculation of FFO in order to be consistent with the methodology established by the National Association of Real Estate Investment Trusts (NAREIT), as discussed in the attached financial information.

     The GAAP measurement most directly comparable to FFO is net income available to common stockholders. The attached financial information contains the reconciliation between FFO and net income available to common stockholders.

     For the second quarter of 2004, the Company reported a net loss available to common stockholders of $138.2 million, or $0.91 per diluted share. In addition to the impacts on FFO mentioned above, the net loss available to common stockholders for the second quarter of 2004 also includes a $14.5 million, or $0.10 per diluted share, loss on the disposition of real estate. Net income available to common stockholders totaled $10.7 million, or $0.07 per diluted share, for the second quarter of 2003.

     The weighted average number of diluted shares of common stock outstanding for the quarter ended June 30, 2004 totaled 151,609,430 compared to 150,289,382 in the second quarter of 2003, for net income available to common stockholders and FFO.

Trizec Properties, Inc. 233 South Wacker, Suite 4600 Chicago, Illinois 60606	T: (312) 798-6000 F: (312) 466-0185 www.trz.com

Trizec Reports Second Quarter 2004 Results

     Tim Callahan, Trizec’s Chief Executive Officer commented, “During the second quarter, we continued to make good progress on the execution of our portfolio repositioning strategy. By creating more balance sheet flexibility, we set the stage for accelerating that strategy over the next 12 to 24 months. In the meantime, we continue to meet or exceed our operating and leasing goals.”

     Second quarter 2004 total revenues were $186.1 million, compared to $189.5 million during the three months ended June 30, 2003.

     The financial statements for the three and six months ended June 30, 2003 included in this release and the attached financial information below have been restated to reflect the Company’s properties that have been classified as discontinued operations since January 1, 2003 in accordance with generally accepted accounting principles (GAAP). Such reclassification, however, does not impact the net income available to common stockholders for the three and six months ended June 30, 2003 as previously reported.

     Lease termination fees, including those from discontinued operations and the Company’s pro-rata share of such fees from unconsolidated joint ventures, totaled $1.2 million for the quarter ended June 30, 2004, the same amount reported in the second quarter of 2003.

     During the second quarter of 2004, the Company leased 1.4 million square feet of space in its office portfolio, with an average lease term of 6.1 years. The average gross rental rate on leases executed in the quarter was $18.89 per square foot compared to $21.70 per square foot on leases expiring during the quarter. At June 30, 2004, occupancy was 87.1 percent for the Company’s total office portfolio, including its pro-rata share of unconsolidated joint ventures - an increase of 1.2 percentage points compared to 85.9 percent occupancy at March 31, 2004.

     Office property revenues less office property expenses (including straight-line rent and excluding termination fees) increased 1.5 percent on a same-property basis compared to the second quarter of 2003, primarily due to a decrease in same-property operating expenses of 2.2 percent.

     FFO for the first six months of 2004 totaled $2.6 million or $0.02 per diluted share and includes the $1.00 per diluted share impact for the provision for loss on real estate and investment and loss on early debt retirement as described above. FFO was $149.2 million, or $0.99 per diluted share, for the six months ended June 30, 2003. FFO for the first six months of 2003 includes a provision for loss on real estate of $0.10 per diluted share as described above, offset by a $6.1 million, or $0.04 per diluted share, gain on early debt retirement and a $7.5 million, or $0.05 per diluted share, recovery on insurance claims.

     For the six months ended June 30, 2004, the Company reported a net loss available to common stockholders of $54.9 million, or $0.36 per diluted share. In addition to the impacts on 2004 FFO mentioned above, the net loss available to common stockholders for the first six

2 of 15

Trizec Reports Second Quarter 2004 Results

months of 2004 also included a $32.7 million, or $0.22 per diluted share, gain on disposition of real estate. Net income available to common stockholders totaled $68.7 million or $0.46 per diluted share for the first six months of 2003. In addition to the 2003 FFO impacts described above, net income for the first six months of 2003 also included a $20.1 million, or $0.13 per diluted share, gain on disposition of real estate.

     The weighted average number of diluted shares of common stock outstanding for the six months ended June 30, 2004 totaled 151,366,972 and 152,791,889 compared to 149,979,535 and 149,979,535 for the same period in 2003, for net income available to common stockholders and FFO, respectively.

     Total revenues for the six months ended June 30, 2004 were $373.9 million, compared to $381.7 million during the same period last year.

     Total lease termination fees, including those from discontinued operations and the Company’s pro-rata share of such fees from unconsolidated joint ventures, totaled $6.9 million ($2.7 million from office operations and $4.2 million from the Company’s former retail operations) for the first six months of 2004, compared to $9.9 million ($9.0 million from office operations and $0.9 million from the Company’s former retail operations) for the same period in 2003.

     The Company leased 3.4 million square feet of space in its office portfolio during the six months ended June 30, 2004, with an average lease term of 6.7 years. The average gross rental rate on leases executed in the first six months of 2004 was $19.92 per square foot compared to $21.96 per square foot on leases expiring during the same time period.

     Office property revenues less office property expenses (including straight-line rent and excluding termination fees) increased 0.1 percent on a same-property basis, compared to the first six months of 2003, primarily due to a decrease in same-property operating expenses of 1.7 percent, partially offset by a decrease in average occupancy of the same property portfolio from 87.7 percent to 86.7 percent.

     Trizec highlights for the second quarter:

▪	Announced the formation of two steering committees within its Executive Office — an Operating Committee and an Investment Committee. In conjunction with the committees’ creation, William Tresham was named Executive Vice President & Chief Operating Officer (COO).

▪	Obtained a $750 million unsecured credit facility. The facility consists of a $600 million revolver and a $150 million term loan, and has a three-year term with a one-year extension option. The facility requires interest-only payments, with the interest rate established on a scale based upon the level of Trizec’s total leverage. At June 30, 2004,

3 of 15

Trizec Reports Second Quarter 2004 Results

the interest rate was LIBOR plus 150 basis points. The new unsecured facility replaced a $350 million secured facility and it enabled the Company to remove encumbrances on nine assets that had served as collateral under the secured facility.

▪	Completed $600 million of non-recourse refinancings on two midtown Manhattan office properties owned jointly with the San Francisco-based Swig Company — The Grace Building at 1114 Avenue of the Americas and The World Apparel Center at 1411 Broadway. The two 10-year loans carry an average face-rate of 5.52 percent and replaced a 7.5 percent cross-collateralized loan totaling $207 million.

▪	Contributed ownership of Plaza of the Americas in Dallas to a new joint venture that is controlled 50/50 by Trizec and Dallas Plaza, L.P. Under the terms of the agreement, Trizec sold a 50 percent interest in the property for $48.0 million. Trizec will continue to lease and manage the property on behalf of the new partnership. Trizec also secured a $68 million, seven-year fixed rate loan at 5.12 percent for the property during the quarter.

▪	Reduced its ownership stake in the Waterview development project in Arlington, Va. to 25 percent for $24.8 million. The joint venture that had owned the property until now was controlled 80 percent by Trizec and 20 percent by the JBG Companies. The new joint venture entity that will now develop the mixed-use complex is owned 50 percent by CIM Group’s CIM Urban Real Estate Fund, while JBG and Trizec own 25 percent each.

▪	Sold St. Louis Place, a 21-story, 337,000-square-foot office building, for $30.2 million.

▪	Sold a 14-story, 274,000-square-foot office building located at 1441 Main Street in Columbia, S.C. for $27.0 million.

▪	Sold a 97-acre land parcel in Woodbridge, Va. for $15.4 million.

▪	Retired the mortgage loan on 1065 Avenue of the Americas in New York. The mortgage loan had a principal balance of $36.5 million, bore interest at 7.18 percent, and was scheduled to mature in December 2004.

▪	Established a Dividend Reinvestment and Stock Purchase Plan pursuant to which shares of Trizec’s common stock may be offered.

     Subsequent to the end of the quarter, Trizec:

▪	Entered into an agreement to acquire Bank of America Plaza (formerly BP Plaza) in Los Angeles for approximately $440 million. Bank of America Plaza, located at 333 South Hope Street, is a 55-story, 1.4 million-square-foot Class A office building

4 of 15

Trizec Reports Second Quarter 2004 Results

situated on a 4.2-acre site in the Bunker Hill area of downtown Los Angeles. The completion of the transaction is expected to occur during the third quarter of 2004 and remains subject to the satisfaction of customary closing conditions.

▪	Sold the Borden Building, a 34-story, 569,000-square-foot office building located in Columbus, Ohio for $29 million on July 30. With this transaction, the Company has exited the Columbus market.

▪	Paid down $444.1 million of the Company’s variable rate commercial mortgage pass-through certificates (CMBS) on July 13. This repayment removed encumbrances on seven assets making up part of a cross-collateralized and cross-defaulted office property pool that secured the five loans of the CMBS.

▪	Retired the mortgage loan on Newport Tower in Jersey City, N.J. on July 6. The mortgage loan had a principal balance of $102.8 million, bore interest at 7.09 percent, and had a maturity date of November 2004.

     Trizec now expects FFO guidance for 2004 to be in the range of $0.73 to $0.78 per share on a fully diluted basis. This includes the previously-mentioned negative impact totaling $1.00 per diluted share from a provision for loss on real estate and investment and the loss on early debt retirement. The new guidance takes into account the recently-announced plans to acquire the Bank of America Plaza in Los Angeles and timing differences related to the disposition of non-core properties. This guidance also reflects the Company’s view that office market conditions generally are stabilizing, but will not improve materially until at least early 2005. The Company expects its own occupancy levels to increase towards the end of 2004 and that rental rates, on average, for new and renewed leases will be slightly below expiring rates.

     The Company’s guidance for net income (loss) available to common stockholders, which is calculated in accordance with GAAP, is expected to be in the range of ($0.18) to ($0.15) net loss available to common stockholders per diluted share. The reconciliation of the projected FFO available to common stockholders per diluted share to projected net loss available to common stockholders per diluted share is set forth in the attached financial information.

     Trizec Properties will conduct a conference call today, August 5, from 10:00 a.m. to 11:30 a.m. Central Time, to discuss second quarter 2004 results and other current issues. To participate in the call, please dial 1 (877) 626-0598 from Canada and the U.S., or 1 (706) 679-0876 from outside North America, approximately 15 minutes before the call begins. A live webcast will be available at the Trizec Properties web site, www.trz.com via hyperlink. To listen to the live webcast, please visit the web site at least 15 minutes beforehand in order to download and install any necessary audio software.

5 of 15

Trizec Reports Second Quarter 2004 Results

     A replay of the call will be available for 15 business days by dialing 1 (800) 642-1687 or 1 (706) 645-9291 and entering the pass code 8502101. A replay of this call will be available online at the Company’s web site and at various financial web portals.

     Consolidated financial information is attached. In addition, the Company has updated its quarterly supplemental financial and operating package, which can be found at Trizec’s web site, www.trz.com. The Company has furnished this news release and the updated supplemental package to the SEC under a Form 8-K.

     Trizec Properties, Inc., a real estate investment trust (REIT) headquartered in Chicago, is one of the largest owners and operators of commercial office properties in the United States. The Company has ownership interests in and manages a high-quality portfolio of 61 office properties totaling approximately 41 million square feet concentrated in the metropolitan areas of seven major U.S. cities. The Company trades on the New York Stock Exchange under the symbol TRZ. For more information, visit Trizec’s web site at www.trz.com or call toll free at 1 (800) 891-7017.

This release contains forward-looking statements relating to our business and financial outlook, which are based on our current expectations, estimates, forecasts and projections. These statements are not guarantees of future performance and involve risks, uncertainties, estimates and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements. You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect new information, the occurrence of future events or circumstances or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Such factors include those risks and uncertainties discussed from time to time in our filings with the SEC, including, without limitation, the Risk Factors section in our Form 10-K for the year ended December 31, 2003.

6 of 15

Consolidated Balance Sheets (unaudited)

	June 30	December 31
$ in thousands, except per share amounts	2004	2003
Assets
Real estate	$4,396,295	$4,915,942
Less: accumulated depreciation	(662,241)	(642,627)

Real estate, net	3,734,054	4,273,315
Cash and cash equivalents	172,687	129,299
Escrows and restricted cash	149,348	72,862
Investment in unconsolidated real estate joint ventures	100,609	231,185
Office tenant receivables (net of allowance for doubtful accounts of $6,569 and $7,096 at June 30, 2004 and December 31, 2003, respectively)	6,592	9,887
Other receivables (net of allowance for doubtful accounts of $10,220 and $10,243 at June 30, 2004 and December 31, 2003, respectively)	22,207	18,687
Deferred rent receivables (net of allowance for doubtful accounts of $1,105 and $1,517 at June 30, 2004 and December 31, 2003, respectively)	143,098	148,847
Deferred charges, net	116,103	121,842
Prepaid expenses and other assets	105,665	120,805

Total Assets	$4,550,363	$5,126,729

Liabilities and Stockholders’ Equity

Liabilities
Mortgage debt and other loans	$2,402,823	$2,866,975
Trade, construction and tenant improvements payables	16,870	17,306
Accrued interest expense	9,864	9,092
Accrued operating expenses and property taxes	78,769	95,961
Other accrued liabilities	100,172	87,519
Dividends payable	32,402	31,567
Taxes payable	43,090	42,352

Total Liabilities	2,683,990	3,150,772

Commitments and Contingencies	—	—
Minority Interest	5,164	10,287

Redeemable Stock	200	200

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.01 par value, 151,784,184 and 151,058,491 issued at June 30, 2004 and December 31, 2003, respectively, and 151,755,770 and 151,040,480 outstanding at June 30, 2004 and December 31, 2003, respectively	1,518	1,510
Preferred stock, 50,000,000 shares authorized, $0.01 par value, none issued and outstanding	—	—
Additional paid in capital	2,204,016	2,193,728
Accumulated deficit	(323,238)	(207,395)
Treasury stock, at cost, 28,414 and 18,011 shares at June 30, 2004 and December 31, 2003, respectively	(380)	(237)
Unearned compensation	(1,004)	(1,267)
Accumulated other comprehensive loss	(19,903)	(20,869)

Total Stockholders’ Equity	1,861,009	1,965,470

Total Liabilities and Stockholders’ Equity	$4,550,363	$5,126,729

7 of 15

Consolidated Statements of Operations (unaudited)

	For the three months ended		For the six months ended
	June 30		June 30
$ in thousands, except per share amounts	2004	2003	2004	2003
Revenues
Rentals	$139,035	$141,748	$278,535	$284,936
Recoveries from tenants	23,354	24,553	49,879	51,456
Parking and other	20,409	20,352	39,073	40,486
Fee income	3,255	2,838	6,402	4,792

Total Revenues	186,053	189,491	373,889	381,670

Expenses
Operating	60,005	63,921	122,505	127,541
Property taxes	21,018	22,339	42,289	44,952
General and administrative, exclusive of stock option grant expense	8,931	8,554	13,006	18,621
Depreciation and amortization	36,971	37,946	75,475	75,329
Stock option grant expense	122	312	324	534
Provision for loss on real estate	53,079	—	53,079	—
Provision for loss on investment	14,558	—	14,558	—

Total Expenses	194,684	133,072	321,236	266,977

Operating (Loss) Income	(8,631)	56,419	52,653	114,693

Other lncome (Expense)
Interest and other income	1,685	928	2,667	2,141
Foreign currency exchange gain	—	—	3,340	—
(Loss) Gain on early debt retirement	(1,389)	3,620	(1,143)	3,363
Recovery on insurance claims	486	2,218	692	7,484
Interest expense	(38,456)	(40,629)	(77,822)	(80,503)
Derivative gain (loss)	513	—	(1,498)	—
Lawsuit settlement	—	—	94	—

Total Other Expense	(37,161)	(33,863)	(73,670)	(67,515)

(Loss) Income before Income Taxes, Minority Interest, Income from Unconsolidated Real Estate Joint Ventures, Discontinued Operations and (Loss) Gain on Disposition of Real Estate, Net	(45,792)	22,556	(21,017)	47,178
Provision for income and other corporate taxes, net	(1,542)	(1,176)	(3,032)	(2,906)
Minority interest	120	(777)	(959)	(536)
Income from unconsolidated real estate joint ventures	2,030	3,689	8,269	13,615

(Loss) Income from Continuing Operations	(45,184)	24,292	(16,739)	57,351
Discontinued Operations
Income from discontinued operations (net of provision for loss on discontinued real estate of $78,271 for the three and six months ended June 30, 2004 and $14,592 for the three and six months ended June 30, 2003)	(76,547)	(12,952)	(67,552)	(7,066)
(Loss) Gain on disposition of discontinued real estate, net	(2,788)	—	29,608	8,526

(Loss) Income Before (Loss) Gain on Disposition of Real Estate, Net	(124,519)	11,340	(54,683)	58,811
(Loss) gain on disposition of real estate, net	(12,426)	—	2,345	11,351

Net (Loss) Income	(136,945)	11,340	(52,338)	70,162

Special voting and Class F convertible stockholders’ dividends	(1,217)	(630)	(2,521)	(1,413)

Net (Loss) Income Available to Common Stockholders	$(138,162)	$10,710	$(54,859)	$68,749

8 of 15

Consolidated Statements of Operations (continued) (unaudited)

	For the three months ended		For the six months ended
	June 30		June 30
$ in thousands, except per share amounts	2004	2003	2004	2003
Earnings per common share
(Loss) Income from Continuing Operations Available to Common Stockholders per Weighted Average Common Share Outstanding:
Basic	$(0.39)	$0.16	$(0.11)	$0.45
Diluted	$(0.39)	$0.16	$(0.11)	$0.45

Net (Loss) Income Available to Common Stockholders per Weighted Average Common Share Outstanding:
Basic	$(0.91)	$0.07	$(0.36)	$0.46
Diluted	$(0.91)	$0.07	$(0.36)	$0.46

Weighted average shares outstanding
Basic	151,609,430	149,785,046	151,366,972	149,785,046
Diluted	151,609,430	150,289,382	151,366,972	149,979,535

9 of 15

Earnings Per Share Calculation (unaudited)

	For the three months ended		For the six months ended
	June 30		June 30
$ in thousands, except per share amounts	2004	2003	2004	2003
Numerator:
(Loss) Income from continuing operations	$(45,184)	$24,292	$(16,739)	$57,351
(Loss) Gain on disposition of real estate, net	(12,426)	—	2,345	11,351
Less: Special voting and Class F convertible stockholders’ dividends	(1,217)	(630)	(2,521)	(1,413)

(Loss) Income from Continuing Operations Available to Common Stockholders	(58,827)	23,662	(16,915)	67,289
Discontinued operations	(79,335)	(12,952)	(37,944)	1,460

Net (Loss) Income Available to Common Stockholders	$(138,162)	$10,710	$(54,859)	$68,749

Denominator:
Weighted average shares outstanding
Basic	151,609,430	149,785,046	151,366,972	149,785,046
Effect of dilutive securities	—	504,336	—	194,489

Diluted	151,609,430	150,289,382	151,366,972	149,979,535

Basic Earnings per Common Share
(Loss) Income from continuing operations available to common stockholders	$(0.39)	$0.16	$(0.11)	$0.45
Discontinued operations	(0.52)	(0.09)	(0.25)	0.01

Net (Loss) Income Available to Common Stockholders per Weighted Average Common Share Outstanding — Basic	$(0.91)	$0.07	$(0.36)	$0.46

Diluted Earnings per Common Share
(Loss) Income from continuing operations available to common stockholders	$(0.39)	$0.16	$(0.11)	$0.45
Discontinued operations	(0.52)	(0.09)	(0.25)	0.01

Net (Loss) Income Available to Common Stockholders per Weighted Average Common Share Outstanding — Diluted	$(0.91)	$0.07	$(0.36)	$0.46

10 of 15

Reconciliation of Funds from Operations

     Funds from operations is a non-GAAP financial measure. Funds from operations is defined by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, as net income, computed in accordance with accounting principles generally accepted in the United States, or GAAP, excluding gains or losses from sales of properties and cumulative effect of a change in accounting principle, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. Effective as of the fourth quarter of 2003, the Company adopted the NAREIT calculation of funds from operations. Prior to its adoption of the NAREIT methodology for calculating funds from operations, the Company historically excluded certain items in calculating funds from operations, such as gain on lawsuit settlement, gain on early debt retirement, minority interest, recovery on insurance claims, effects of provision for loss on real estate and loss on and provision for loss on investments, net of the tax benefit, that are required to be factored into the calculation of funds from operations under the NAREIT methodology. The Company has revised its current and historical calculation of funds from operations in accordance with the NAREIT calculation in the table set forth below. Therefore, prior period amounts also reflect the revised guidance.

     The Company believes that funds from operations is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods and between other equity REITs. Investors should review funds from operations, along with GAAP net income and cash flows from operating activities, investing activities and financing activities, when trying to understand an equity REIT’s operating performance. As discussed above, the Company computes funds from operations in accordance with current standards established by NAREIT, which may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than it does. While funds from operations is a relevant and widely used measure of operating performance of equity REITs, it does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of the Company’s financial performance, or to cash flows from operating activities, determined in accordance with GAAP, as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make cash distributions.

     The following tables show the reconciliation of the Company’s funds from operations to its net income (loss) available to common stockholders, both on an aggregate and per share basis, for the three and six months ended June 30, 2004 and 2003:

11 of 15

Reconciliation of Funds from Operations (unaudited)

	For the three months ended		For the six months ended
	June 30		June 30
$ in thousands, except per share amounts	2004	2003	2004	2003
Net (loss) income available to common stockholders	$(138,162)	$10,710	$(54,859)	$68,749
Add/(deduct):
Loss (gain) on disposition of real estate, net	12,426	—	(2,345)	(11,351)
Loss (gain) on disposition of discontinued real estate, net	2,788	—	(29,608)	(8,526)
Gain on disposition of real estate from unconsolidated real estate joint ventures	(704)	—	(704)	(230)
Depreciation and amortization (real estate related) including share of unconsolidated real estate joint ventures and discontinued operations	43,522	50,066	90,115	100,550

Funds from operations available to common stockholders	$(80,130)	$60,776	$2,599	$149,192

12 of 15

Reconciliation of Funds from Operations per Share, Basic (unaudited)

	For the three months ended		For the six months ended
	June 30		June 30
$ in thousands, except per share amounts	2004	2003	2004	2003
Net (loss) income available to common stockholders	$(0.91)	$0.07	$(0.36)	$0.46
Add/(deduct):
Loss (gain) on disposition of real estate, net	0.08	—	(0.02)	(0.08)
Loss (gain) on disposition of discontinued real estate, net	0.02	—	(0.20)	(0.06)
Gain on disposition of real estate from unconsolidated real estate joint ventures	—	—	—	—
Depreciation and amortization (real estate related) including share of unconsolidated real estate joint ventures and discontinued operations	0.29	0.33	0.60	0.67

Funds from operations available to common stockholders per weighted average common share outstanding — basic (a)	$(0.53)	$0.41	$0.02	$1.00

Weighted average shares outstanding — basic	151,609,430	149,785,046	151,366,972	149,785,046

(a)	Funds from operations available to common stockholders per weighted average common share outstanding- basic may not total the sum of the per share components in the reconciliation due to rounding.

13 of 15

Reconciliation of Funds from Operations per Share, Diluted (unaudited)

	For the three months ended		For the six months ended
	June 30		June 30
$ in thousands, except per share amounts	2004	2003	2004	2003
Net (loss) income available to common stockholders	$(0.91)	$0.07	$(0.36)	$0.46
Add/(deduct):
Loss (gain) on disposition of real estate, net	0.08	—	(0.02)	(0.08)
Loss (gain) on disposition of discontinued real estate, net	0.02	—	(0.19)	(0.06)
Gain on disposition of real estate from unconsolidated real estate joint ventures	—	—	—	—
Depreciation and amortization (real estate related) including share of unconsolidated real estate joint ventures and discontinued operations	0.29	0.33	0.59	0.67

Funds from operations available to common stockholders per weighted average common share outstanding — diluted (a)	$(0.53)	$0.40	$0.02	$0.99

Weighted average shares outstanding — diluted	151,609,430	150,289,382	152,791,889	149,979,535

(a)	Funds from operations available to common stockholders per weighted average common share outstanding- diluted may not total the sum of the per share components in the reconciliation due to rounding.

14 of 15

Earnings and FFO per Share Guidance (unaudited)

The following table shows the Company’s guidance on FFO per diluted share and net loss available to common stockholders per diluted share for 2004.

	Full Year 2004
	Low	—	High
Projected net loss available to common stockholders (diluted)(1)	($0.18)	—	($0.15)
Add (deduct):
Gain on disposition of real estate(2)	(0.02)		(0.02)
Gain on disposition of discontinued real estate, net(2)	(0.19)		(0.19)
Gain on disposition of real estate from unconsolidated real estate joint ventures(2)	—		—
Projected depreciation and amortization (real estate related) including share of unconsolidated real estate joint ventures and discontinued operations(3)	1.12	—	1.14

Projected FFO available to common stockholders (diluted)	$0.73	—	$0.78

(1)	These estimates include the effect of the accounting charges for the first six months of 2004 and also reflect the cessation of depreciation and amortization for those assets the Company has classified as discontinued operations as of June 30, 2004.

(2)	These figures reflect actual, unaudited amounts for the first six months of 2004 and do not include any estimates beyond this period.

(3)	These estimates reflect the cessation of depreciation and amortization for those assets the Company has classified as discontinued operations as of June 30, 2004.

15 of 15